Exhibit 10.1

UTSTARCOM, INC.

AMENDED AND RESTATED

VICE PRESIDENT CHANGE IN CONTROL AND

INVOLUNTARY TERMINATION SEVERANCE PAY PLAN

1.                                       Introduction.  The purpose of this UTStarcom, Inc. Vice President Change in Control and Involuntary Termination Severance Pay Plan, as amended and restated (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company whose employment is subject to being involuntarily terminated (other than for Cause, death or Disability).  The Plan is intended to (a) assure that the Company will have continued dedication and objectivity of its employees, and (b) provide the Company’s employees with an incentive to continue their employment and to motivate its employees to maximize the value of the Company for the benefit of its stockholders.  This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.  This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2.                                       Important Terms.  To help you understand how this Plan works, it is important to know the following terms:

2.1                               “Administrator” means the Company, acting through its Senior Vice President of Human Resources or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 8, but only to the extent of such delegation.

2.2                               “Base Pay” means a Covered Employee’s regular straight-time salary as in effect during the last regularly scheduled payroll period immediately preceding the date on which the Severance Benefit becomes payable.  Base Pay does not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions or other compensation.

2.3                               “Board” means the Board of Directors of the Company.

2.4                               “Cause” means (a) any act of personal dishonesty taken by the Covered Employee in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the Covered Employee, (b) a Covered Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (c) a willful act by the Covered Employee which constitutes misconduct and is injurious to the Company, and (d) continued willful violations by the Covered Employee of the Covered Employee’s obligations to the Company after there has been delivered to the Covered Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Covered Employee has not substantially performed his or her duties.

2.5                               “Change in Control” shall mean the occurrence of any of the following events:

(a)                                  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b)                                 The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(c)                                  The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d)                                 A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan (pursuant to Section 22), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors.

2.6                               “Company” means UTStarcom, Inc., a Delaware corporation, and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

2.7                               “Covered Employee” means an employee of the Company who is identified on Exhibit A to this Plan or who is designated by the Administrator in writing from time to time as a Covered Employee.

2.8                               “Determination Period” means the time period beginning on the date of the Change in Control and ending eighteen (18) months following the Change in Control.

2.9                               “Director” means a member of the Company’s Board of Directors.

2.10                         “Disability” means that the Covered Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or one hundred eighty (180) days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Covered Employee or the Covered Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Covered Employee’s employment.  In the event that the Covered Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

2.11                         “Effective Date” means June 20, 2006.

2.12                           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13                           “Good Reason” means, without the Covered Employee’s express written consent, (a) a significant reduction of the Covered Employee’s duties, position or responsibilities relative to the Covered Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Covered Employee from such position, duties and responsibilities, unless the Covered Employee is provided with comparable duties, position and responsibilities; provided, however, that the sole occurrence of the Company being acquired and made part of a larger entity shall not constitute a “Good Reason”; (b) a reduction by the Company of the Covered Employee’s base salary as in effect immediately prior to such reduction; (c) a material reduction by the Company in the kind or level of employee compensation or benefits to which the Covered Employee is entitled immediately prior to such reduction, with the result that the Covered Employee’s overall benefits package is significantly reduced; (d) the relocation of the Covered Employee to a facility or location where such relocation increases the distance the Covered Employee must travel to work by more than thirty (30) miles from the Covered Employee’s commute prior to the relocation; or (e) the failure of the Company to obtain the assumption of this Plan by any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.

2.14                           “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4.1 or Section 4.2.

2.15                           “Option” means a right granted pursuant to the Company’s stock option plan(s) to purchase common stock of the Company pursuant to the terms and conditions of such plan(s).

2.16                           “Plan” means the UTStarcom, Inc. Vice President Change in Control and Involuntary Termination Severance Pay Plan, as set forth in this document, and as hereafter amended from time to time.

2.17                           “Severance Benefit” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.

2.18                           “Severance Date” means the date on which a Covered Employee experiences an Involuntary Termination.

2.19                           “Specified Employee” means any Covered Employee who would be considered a “Specified Employee” as that term is defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.                                     Eligibility for Severance Benefit.  An individual is eligible for the Severance Benefit under the Plan, in the amount set forth in Section 4, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination and executes, and does not revoke, a release in favor of the Company as required by Section 4.4.

4.                                     Severance Benefit.

4.1                               Involuntary Termination Apart From a Change in Control.  If at any time before a Change in Control or after the Determination Period following a Change in Control, the Company (or any parent or subsidiary of the Company) terminates a Covered Employee’s employment for other than Cause, death or Disability, or the Covered Employee terminates his or her employment with the Company for Good Reason, then, subject to the Covered Employee’s compliance with Section 4.4, the Covered Employee shall receive the following Severance Benefit from the Company:

4.1.1                        Severance Benefit.  Each Covered Employee shall be entitled to receive a lump sum cash payment equal to two (2) weeks of Base Pay for each year of service with the Company, with a minimum payment equal to six (6) months of Base Pay, payable within thirty (30) days following the Involuntary Termination; provided, however, that if the Covered Employee is a Specified Employee at the time of such termination, payment shall be delayed as provided for in Section 11.3.

4.1.2                        Health Benefits.  The Company shall pay to the Covered Employee an amount equal to six (6) months of the premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended  (“COBRA”) for the  Covered Employee (and any eligible dependents) under the Company’s medical, dental and vision plans at the same level of coverage in effect on the Severance Date, payable in a lump within thirty (30) days following the Involuntary Termination, provided, however, that if the Covered Employee is a Specified Employee at the time of such termination, payment shall be delayed as provided for in Section 11.3.

4.1.3   Accelerated Vesting of Equity Awards.  Each Covered Employee shall not receive any accelerated vesting on his or her outstanding and unvested equity compensation awards.  The Covered Employee’s equity awards  shall be exercisable until the earliest of (a) twelve (12) months from the Employee’s date of termination, (b) the latest date the equity award could have expired by its original terms under any circumstances, (c) the tenth (10th) anniversary of the original date of grant of the equity award, or (d) the date provided for under the equity plan under which the award was granted.

4.2                               Involuntary Termination Following a Change in Control.  If at any time within the Determination Period following a Change in Control, the Company (or any parent or subsidiary of the Company) terminates a Covered Employee’s employment for other than Cause, death or Disability, or the Covered Employee terminates his or her employment with the Company for Good Reason, then, subject to the Covered Employee’s compliance with Section 4.4, the Covered Employee shall receive the following Severance Benefit from the Company:

4.2.1                        Severance Benefit.  Each Covered Employee shall be entitled to receive a lump sum cash payment equal to (a) one (1) year of Base Pay and (b) one hundred percent (100%) of his or her target bonus for the year of the Involuntary Termination, payable within thirty (30) days following the Involuntary Termination; provided, however, that if the Covered Employee is a Specified Employee at the time of such termination, payment shall be delayed as provided for in Section 11.3.

4.2.2                        Health Benefits.  The Company shall pay to the Covered Employee an amount equal to twelve (12) months of the premiums for continuation coverage under COBRA of each Covered Employee (and any eligible dependents) under the Company’s medical, dental and vision plans at the same level of coverage in effect on the Severance Date, payable in a lump sum within thirty (30) days following the Involuntary Termination; provided, however, that if the Covered Employee is a Specified Employee at the time of such termination, payment shall be delayed as provided for in Section 11.3.

4.2.3                        Accelerated Vesting of Equity Awards.  Each Covered Employee shall fully vest in and, if applicable, have the right to exercise, all of his or her outstanding and unvested equity compensation awards.  The Covered Employee’s equity awards (including awards that vest as a result of the Plan) shall be exercisable until the earliest of: (a) twelve (12) months from the Employee’s date of termination, (b) the latest date the equity award could have expired by its original terms under any circumstances, (c) the tenth (10th) anniversary of the original date of grant of the equity award, or (d) the date provided for under the equity plan under which the award was granted.

4.3                                 Parachute Payments.  In the event that the severance and other benefits provided for in this Plan or otherwise payable or provided to the Covered Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4.3, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s severance benefits hereunder Section 4 shall be either

(a)                                  delivered in full, or

(b)                                 delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Employee on an after-tax basis of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and the Covered Employee otherwise agree in writing, any determination required under this Section 4.3 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”).  In the event of a reduction in benefits hereunder, the Covered Employee shall be given the choice of which benefits to reduce.  For purposes of making the calculations required by this Section 4.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Covered Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.3.  Any reduction in payments and/or benefits required by this Section 4.3 will occur in the following order: (i) reduction of cash payments; (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other benefits paid or provided to the Covered Employee.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for the Covered Employee’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

4.4                                 Release and Non-Disparagement Agreement.  As a condition to receiving Severance Benefits under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its subsidiaries and affiliates and an agreement not to disparage the Company, its directors, or its executive officers, in a form reasonably satisfactory to the Company, provided that such release is effective within sixty (60) days following the Covered Employee’s termination of employment or such shorter period specified in the release (the “Release Deadline”).  If the release of claims does not become effective by the Release Deadline, the Covered Employee will forfeit any rights to the Severance Benefits under this Plan.  No Severance Benefits will be paid or provided until the waiver and release agreement becomes effective or irrevocable.

4.5                                 Vacation Days.  Any unused vacation pay accrued as of a Covered Employee’s date of Involuntary Termination will be paid at the time the Covered Employee receives his or her Severance Benefit.  No Covered Employee may use any accrued but unused vacation pay to extend his or her Involuntary Termination date.

5.                                     Termination of Benefits.  Benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, violates any proprietary information or confidentiality obligation to the Company or the terms of any applicable non-competition agreement with the Company.

6.                                     Non-Duplication of Benefits.  Notwithstanding any other provision in the Plan to the contrary, the Severance Benefits provided hereunder shall be in lieu of any other severance and/or retention plan benefits and the Severance Benefits provided hereunder shall be reduced by any severance paid or provided to a Covered Employee under any other plan or arrangement.

7.                                     Withholding.  The Company will withhold from any Severance Benefit all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

8.                                     Administration.  The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA).  The Plan will be administered and interpreted by the Administrator (in his or her sole discretion).  The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.  Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law.  The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply with respect to (a) the Company’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan is subject to the prior approval of the senior officer of the Company.  The Administrator may delegate in writing to any other person all or any portion of his or her authority or responsibility with respect to the Plan.

9.                                     Eligibility to Participate.  The Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan.  The senior officer of UTStarcom, Inc. will act upon any matters pertaining specifically to the benefit or eligibility of the Administrator under the Plan.

10.                               Amendment or Termination.  The Company reserves the right to amend or modify the Plan at any time, without advance notice to any Covered Employee; provided, however, that no amendment or modification of the Plan shall reduce the Severance Benefit payable to any Covered Employee (unless the affected Covered Employee consents to such amendment or termination).  The Company shall obtain consent from a Covered Employee prior to terminating the Plan as to such Covered Employee’s participation in the Plan.  Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

11.                               Code Section 409A.

11.1                           Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Covered Employee, if any, pursuant to this Plan, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until the Covered Employee has a “separation from service” within the meaning of Section 409A.

11.2                           Any Severance Benefits that would be considered Deferred Compensation Severance Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following the Covered Employee’s separation from service, or, if later, such time as required by Section 11.3.  Any installment payments that would have been made to the Covered Employee during the sixty (60) day period immediately following the Covered Employee’s separation from service but for the preceding sentence will be paid to the Covered Employee on the sixtieth (60th) day following the Covered Employee’s separation from service and the remaining payments shall be made as provided in this Plan.

11.3                           Notwithstanding anything to the contrary in this Plan, if a Covered Employee is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following the Covered Employee’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if the Covered Employee dies following the Covered Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Covered Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Plan is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

11.4                           Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of Section 11.1 above.

11.5                           Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of Section 11.1 above.  For purposes of this Plan, “Section 409A Limit” will mean the lesser of two (2) times: (i) the Covered Employee’s annualized compensation based upon the annual rate of pay paid to the Covered Employee during the Company’s taxable year preceding the Company’s taxable year of the Covered Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Covered Employee’s employment is terminated.

11.6                           The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the Severance Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Notwithstanding anything in this Plan to the contrary, the Company reserves the authority to amend the Plan as it deems necessary or desirable, and without the consent of any Covered Employee or without providing any advance notice of any such amendment, in order to ensure the Plan complies with Section 409A.

12.                               Claims Procedure.  Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based.  The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial.  The denial notice will be provided within 90 days after the claim is received.  If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.  This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

13.                               Appeal Procedure.  If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim.  Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review.  The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing.  The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request.  If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay.  This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based.  The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

14.                                 Source of Payments.  All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets.  No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

15.                                 Inalienability.  In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan.  At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

16.                                 No Enlargement of Employment Rights.  Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company.  The Company expressly reserves the right to discharge any of its employees at any time, with or without cause.

17.                                 Applicable Law.  The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.

18.                                 Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

19.                                 Headings.  Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

20.                                 Indemnification.  The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.  This indemnity will cover all such liabilities, including judgments, settlements and costs of defense.  The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities.  This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

21.                                 Additional Information.

Plan Name:	UTStarcom, Inc. Vice President Change in Control and Involuntary Termination Severance Pay Plan

Plan Sponsor:	UTStarcom, Inc. 1275 Harbor Bay Parkway
Alameda, CA 94502

Identification Numbers:	EIN: 52-1782500

Plan Year:	Calendar year

Plan Administrator:	UTStarcom, Inc.
Attention: Vice President, Human Resources
1275 Harbor Bay Parkway
Alameda, CA 94502

(510) 864-8800

Agent for Service of Legal Process:	UTStarcom, Inc.
Attention: General Counsel
1275 Harbor Bay Parkway
Alameda, CA 94502

(510) 864-8800

Service of process may also be made upon the Plan Administrator.

Type of Plan	Bonus Plan/Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Employer.

22.                               Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a)                                  You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (IRS Form 5500).  These documents are available for your review in the Company’s Human Resources Department.

(b)                                 You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.  A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees.  No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.  If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the denial of your claim reviewed.  (The claim review procedure is explained in Sections 12 and 13 above.)

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

23.                                 Execution.

In Witness Whereof, the Company, by its duly authorized officer, has executed this Plan on the date indicated below.

UTStarcom, Inc.

By

Title

Date